EXHIBIT 14.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

THOMSON:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-13178, 333-14224, 333-119938, 333-124241, 333-130657 and 333-137680) of THOMSON of our report dated March 24, 2006 (except for the Note 40 for which the date is May 10, 2006 and Notes 5 and 41 for which the date is May 7, 2007), with respect to the consolidated balance sheets of THOMSON as of December 31, 2005 and 2004, and the related consolidated statements of operations, cash flows, recognized income and expense, and changes in equity for each of the years then ended and our reports dated May 7, 2007, with respect to the consolidated balance sheet of THOMSON as of December 31, 2006 and the related consolidated statements of operations, cash flows, recognized income and expense, and changes in equity for the year then ended, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 20-F of THOMSON.

Mazars & Guérard
Mazars

Frédéric Allilaire

Courbevoie, France

May 11, 2007